Exhibit 3.4

ARTICLES OF INCORPORATION

OF

KINROSS GOLD U.S.A., INC

WE, THE UNDERSIGNED, have voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada relating to private corporations, and to that end do hereby adopt articles of incorporation as follows:

ARTICLE I — NAME

The name of this corporation is KINROSS GOLD U.S.A., INC

ARTICLE II — DURATION

This corporation shall have perpetual existence.

ARTICLE III — LOCATION

The address of the corporation’s principal office is Suite 1400 First National Bank Building, One East First Street, in the City of Reno, County of Washoe, State of Nevada.  The initial agent for service of process at that address is NATCO.

ARTICLE IV — POWERS

The corporation shall have unlimited power to engage in and exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto and to do any lawful act concerning any or all lawful business for which corporations may be organized under the laws of the State of Nevada, including, but not limited to, entering into any lawful arrangement for sharing profits, union of interests, reciprocal association or cooperative association with any corporation, association, partnership, individual or other legal entity for the carrying on of any business and to enter into any general or limited partnership for the carrying on of any business.

ARTICLE V — PURPOSES

The purposes for which this corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or the United States of America or any state thereof and without limiting the generality of the foregoing, specifically:

A.                                   To engage in all phases of the purchase, exchange, lease, development or management of real property interests including, but not limited to, oil, gas and mineral interests, and to carry on the business of mining, milling, concentrating, converting, smelting, treating, refining, preparing for market, manufacturing, buying, selling, exchanging, and otherwise producing and dealing in and all ore or gas an all other mineral interests of any kind and in the products and by-products of every kind and description produced therefrom; to purchase, lease, option, locate, or otherwise acquire, own, exchange, sell, or otherwise dispose of, pledge, mortgage, deed in trust, hypothecate, and deal in mines, mining claims, mineral lands, coal lands, oil lands,                                gas lands, timber lands, water and water rights, and other property, both real and personal; and to carry on as principals, agents, commission merchants, any business relating to any of the foregoing.

B.                                     To conduct and carry on its business or a branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

C.                                     To engage generally in any business related or unrelated to those described in paragraphs “A” and “B” of this Article in which it is lawful for a corporation to engage; and to have and exercise all rights and power from time to time granted to a corporation by law.

ARTICLE VI — CAPITAL STOCK

A.                                   Authorized Capital Stock:  The Corporation has the authority to issue a total of 75,000 shares of Common Stock divided into three classes, and 666,666 shares of Preferred Stock, all as described below.

B.                                     Common Stock.  The 75,000 shares of Common Stock shall be divided into three classes, Common Stock, Class A Common Stock and Class B Common Stock.

1.                                       Common Stock.  25,000 shares of the Common Stock shall be designated as “Common Stock”, shall have a par value of $1.00 per share, and is currently the only class of Common Stock issued and outstanding.  Each issued and outstanding share of Common Stock shall have one (1) vote per share in all matters to come before the stockholders.

2.                                       Class A. Common Stock.  25,000 shares of Common Stock shall be designated as “Class A Common Stock”, shall have a par value of $0.02 per share and each issued and outstanding share of Class A Common Stock shall have two (2) votes per share on all matters to come before the stockholders.

3.                                       Class B Common Stock.  25,000 shares of Common Stock shall be designated as “Class B Common Stock”, shall have a par value of $0.04 per share and each issued and outstanding share of Class B Common Stock shall have five (5) votes per share on all matters to come before the stockholders.

C.                                     Preferred Stock.  Each share of Preferred Stock shall have a par value of $0.01 per share and shall not have any vote on any matter.

ARTICLE VII — SHAREHOLDER RIGHTS

The authorized and treasury stock of this Corporation may be issued and sold from time to time, upon such terms and conditions and for such consideration as the Board of Directors shall determine, provided that the consideration so fixed is not less than PAR VALUE.  Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.  There shall be no cumulative voting.

ARTICLE VIII — ASSESSMENT OF STOCK

The capital stock of the Corporation, after the amount of the subscription price or PAR VALUE has been paid in, shall not be subject to pay debts of the Corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

ARTICLE IX — BY-LAWS

The initial By-Laws of the corporation shall be adopted by its Board of Directors.  The power to alter, amend, or repeal the By-Laws, or to adopt new By-Laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-Laws.

ARTICLE X — STOCKHOLDERS’ MEETINGS

Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the By-Laws of the corporation.  Special meetings of the stockholders may be called by the President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten per cent (10%) of all shares entitled to vote at the meeting.  Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

ARTICLE XI — CONTRACTS OF CORPORATION

No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officer of such other corporation.  Any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation , or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

ARTICLE XII — DIRECTORS

The affairs of the corporation shall be governed by a Board of Directors of not less than three persons.  Names and addresses of members of the first Board of Directors are:

Arthur H. Ditto
853 Lakeview Drive
Stansbury Park, Utah  84075

John Donald Kerr
1741 Coleman Street
North Vancouver, British Columbia  V7K V1T

David Bruce Rovig
365 31st Street West
Billings, Montana  59102

ARTICLE XIII — INCORPORATORS

The name and address of each incorporator of the corporation is as follows:

Arthur H. Ditto
853 Lakeview Drive
Stansbury Park, Utah  84075

John Donald Kerr
1741 Coleman Street
North Vancouver, British Columbia  V7K V1T

David Bruce Rovig
365 31st Street West
Billings, Montana  59102

ARTICLE XIV

The rights, privileges, restrictions and conditions attaching to the preferred shares are as follows:

A.                                   Voting:  Subject to the provisions of paragraphs 4 and 5 hereof, the holders of the preferred shares shall not, as such, be entitled to receive notice of or to attend any meeting of the stockholders of the Corporation or to vote at any such meeting.

B.                                     Dividends:  The holders of the preferred shares shall, in preference and priority to any payment of dividends on the common stock, be entitled to a fixed non-cumulative dividend at the rate of 6% of the issues price per preferred share, payable in full on July 30, 1994. If the preferred shares are exchanged for common stock of Kinross Gold Corporation on or prior to July 30, 1994, then no dividend is payable. The holders of the preferred shares shall not be entitled to any dividends other than as provided for in this section.

C.                                     Ranking Over Other Capital Stock:  The preferred shares shall be entitled to preference over the common stock of the Corporation and any other Capital Stock of the Corporation ranking junior to the said preferred shares with respect to payment of dividends and distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

D.                                    Amendments of Articles to Vary Rights:  The foregoing provisions, the provisions of this paragraph and the provisions of paragraph 5 hereof may be repealed, altered, modified or amended by certificate of amendment but only with the approval of       the holders of the preferred shares given as hereinafter specified.

E.                                      Approval:  The approval of the holders of the preferred shares as to any and all matters referred to herein may be given by special resolution sanctioned at a meeting of holders of preferred shares duly called and held upon at least fourteen (14) days’ notice at which the holders of at least a majority of the outstanding preferred shares are present or represented by proxy and carried by the affirmative votes of the holders of not less than two-thirds of the preferred shares represented and voted at such meeting cast on a poll. On every poll taken at every such meeting every holder of preferred shares shall be entitled to one (1) vote in respect of each preferred share held.

IN WITNESS WHEREOF the undersigned incorporators have hereunto fixed their signatures at Salt Lake City, Utah this 19th day of December, 2011.

/s/ Arthur H. Ditto
Arthur H. Ditto

/s/ John Donald Kerr
John Donald Kerr